FIRST AMENDMENT TO LOAN AGREEMENT

     THIS FIRST AMENDMENT TO LOAN AGREEMENT (this "Agreement") made and delivered this ____ day of April, 2003, by and between STARCRAFT CORPORATION, an Indiana corporation (the "Company") and COMERICA BANK, a Michigan banking corporation (the "Bank").

                                  WITNESSETH:

     WHEREAS, the Company and the Bank entered into that certain Loan Agreement dated June 28, 2002 (the "Loan Agreement"); WHEREAS, the Company and the Bank desire to amend the terms of the Credit Agreement pursuant to the terms and conditions set forth below. NOW, THEREFORE, in consideration of the premises above set forth, the covenants, promises and agreements hereinafter described and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Bank agree that the Loan Agreement is amended as follows:

     1. Section 1.1 of the Loan Agreement is amended to read in its entirety as follows:

          "1.1 Subject to the terms of this Agreement, Bank agrees to lend to Company at any time and from time to time from the effective date hereof until April 1, 2004 sums not to exceed under the line of credit Two Million Dollars ($2,000,000) (the `Commitment Amount') in aggregate principal amount at any one time outstanding. Company shall execute and deliver to Bank a Line of Credit Note (herein called `Line Note') in form similar to that annexed hereto as Exhibit `A' to evidence advances, repayments and readvances made from time to time, subject to the terms and conditions of this Agreement."

     2. Section 2.2(b) is amended to read in its entirety as follows:

          "(b) Guaranties (the `Guaranties' and individually, a `Guaranty') from Kelly L. Rose and Starcraft Automotive Group, Inc. (the `Guarantors' and individually, a `Guarantor') in the forms attached hereto as Exhibits `F' and `G'."

     3. The definition of "Collateral L/C" in Section 2.2 of the Loan Agreement is deleted.

     4. The definitions of "Base Tangible Net Worth" and "Base Working Capital" in Sections 4.12 and 4.13 are amended to read in their entireties as follows:

          "'Base Tangible Net Worth' shall initially mean $0. On the last day of each fiscal quarter of Company (commencing June 30, 2003), Base Tangible Net Worth shall increase by $250,000.

          'Base Working Capital' shall initially mean $2,500,000. On the last day of each fiscal quarter of Company (commencing June 30, 2003), Base Working Capital shall increase by $250,000."

     5. Sections 7.2 and 7.3 of the Loan Agreement are amended to read in their entireties as follows:

     "7.2 Upon occurrence of any of the following events of default:

     (a) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 4.1(c), (d), 4.3, 4.4, 4.5, 4.11, 4.12, 4.13, 4.14 or Section 5;

     (b) default in the observance or performa nce of any of the conditions, covenants or agreements of Company set forth in Section 4.1(a) or (b) or 4.10 and continuance for ten (10) days;

     (c) default in observance or performance of any of the other conditions, covenants or agreements of Company herein set forth, and continuance thereof for thirty (30) days after notice to Company by Bank;

     (d) any representation or warranty made by Company herein or in any instrument submitted pursuant hereto proves untrue in any material respect when made;

     (e) default in the observance or performance of any of the conditions, covenants or agreements of Company or any other person set forth in any collateral document of security which may be given to secure the indebtedness hereunder or in any other collateral document related to or connected with this Agreement or the indebtedness hereunder, and continuation of such default beyond any period of grace specified in any such document;

     (f) default (i) in the payment of any other obligation of Company or any Guarantor for borrowed money (other than to Bank) in an aggregate amount in excess of Twenty Five Thousand Dollars ($25,000), or (ii) in the observance or performance of any conditions, covenants or agreements related or given with respect thereto, and, in the case of clause (ii) continuance thereof for a period of time sufficient to permit the holder of the applicable indebtedness to accelerate such indebtedness;

     (g) judgments for the payment of money in excess of the sum of Twenty Five Thousand Dollars ($25,000) in the aggregate shall be rendered against Company or any Guarantor and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

     (h) the occurrence of any `reportable event', as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of Company or any Guarantor for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or Company; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

     (i) if there shall occur any change in the management, ownership or control of Company which in the sole judgment of Bank is reasonably likely to have a material adverse effect on the Company;

     (j)  if Bank shall for any reason deem itself insecure;

     (k) if Tecstar, LLC shall default (i) in the payment of any obligation to Bank or (ii) in the observance or performance of any conditions, covenants or agreements related thereto and in the case of clause (ii) continuance thereof beyond any applicable period of cure or if there shall occur an event of default under the Loan Agreement dated February 13, 2002 between Tecstar, LLC and Bank (as amended or modified from time to time);

     (l) the revocation of the Subordination Agreement, any Guaranty or any guaranty given pursuant to the provisions of Section 4.14;

     then, or at any time thereafter, unless such default is remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder and under the Line Note to be due and payable, whereupon all indebtedness then outstanding hereunder and under the Line Note shall immediately become due and payable without further notice and demand and Bank shall not have any obligation to make any additional advances hereunder.

     7.3 If a creditors' committee shall have been appointed for the business of Company or any Guarantor; or if Company or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or a Guarantor, as applicable) and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty
(60) days from its entry, approving any petition for reorganization of Company or any Guarantor, then the Line Note and all indebtedness then outstanding hereunder shall automatically become immediately due and payable and Bank shall not have any obligation to make any additional advances hereunder."

     6. Section 7.5 of the Loan Agreement is deleted.

     7. Exhibit "D" is deleted and attached Exhibit "D" is substituted therefore.

     8. All representations, warranties, promises, covenants, or undertakings expressly or impliedly made by the Company in the Loan Agreement are hereby expressly ratified and confirmed as of the date hereof.

     9. Except to the extent expressly modified by this Agreement, all terms and conditions of the Loan Agreement shall remain in full force and effect, and the Bank reserves unto itself all rights and privileges granted thereunder.

     10. Company agrees to pay all expenses incurred by the Bank in connection with this Amendment, including but not limited to the costs of the Bank's outside legal counsel.

     11. Company hereby waives, discharges, and forever releases Bank, Bank's employees, officers, directors, attorneys, stockholders, successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Company has or may have had at any time up through and including the date of this First Amendment to Loan Agreement, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to Company or whether any such claims, causes of action, allegations or assertions arose as a result of Bank's actions or omissions in connection with the Loan Agreement, any amendments, extensions, or modifications thereto, or Bank's administration of the Indebtedness.

     12. This Amendment shall be effective upon execution hereof by Company and Bank and delivery by Company to Bank of an executed Guaranty from Kelly L. Rose in the form attached to this First Amendment to Loan Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this FIRST AMENDMENT TO LOAN AGREEMENT as of the day and year first above written.

                                        COMERICA BANK

                                        By: /s/ Michael H. Cliff

                                        Its: Vice President



                                        STARCRAFT CORPORATION

                                        By: /s/ Timothy L. Burke

                                        Its: Chief Financial Officer

                                  EXHIBIT "D"

                           COVENANT COMPLIANCE REPORT

To: Comerica Bank

     Re: Loan Agreement dated as of June 28, 2002 (the "Agreement")

     This Covenant Compliance Report ("Report") is furnished pursuant to Section
4.10 of the Agreement and sets forth various information as of ____________, ____ (the "Computation Date").

     1. Working Capital. On the Computation Date, Working Capital, which is required to be not less than $______________, was $___________ as computed in the supporting documents attached hereto as Schedule 1.

     2. Tangible Net Worth. On the Computation Date, Tangible Net Worth, which is required to be not less than $_______, was $_______ as computed in the supporting documents attached hereto as Schedule 2.

     3. Kelly Rose Stock. On the Computation Date, the market value of the stock of Company owned and controlled by Kelly L. Rose is $_________ (_____ shares x $______ per share).

     The undersigned officer of Company hereby certifies that:

     A. To the best of the undersigned officer's knowledge, all of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

     B. To the best of the undersigned officer's knowledge, as of the Computation Date, the Company has observed and performed all of their respective covenants and other agreements contained in the Agreement and in the Note and any other Loan Documents to be observed, performed and satisfied by it.

     C. To the best of the undersigned's knowledge, this Report is based on an examination sufficient to assure that this Report is accurate.

     D. To the best of the undersigned officer's knowledge,  except as stated in
Schedule 3 hereto (which shall describe any existing Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Company), no Event of Default has occurred and is continuing on the date of this Report.

     Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Agreement.

     IN WITNESS WHEREOF, Company has caused this Report to be executed and delivered by its duly authorized officer this ______ day of __________________,
____.



                                        STARCRAFT CORPORATION

                                        By: ____________________________________

                                        Its: ___________________________________